Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement on Form S-8 of Rex Energy Corporation of our reports dated March 11, 2009, with respect to the consolidated and combined financial statements of Rex Energy Corporation , included in this annual report on Form 10-K for the year ended December 31, 2008.

/S/ MALIN, BERGQUIST & COMPANY, LLP
Malin, Bergquist & Company, LLP

Pittsburgh, Pennsylvania

March 11, 2009